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                                    Exhibit 11


             INTERNATIONAL MULTIFOODS CORPORATION AND SUBSIDIARIES

                Computation of Earnings (Loss) per Common Share
                                   (unaudited)

                    (in thousands, except per share amounts)


                                     THREE MONTHS ENDED       SIX MONTHS ENDED
                                    --------------------    --------------------
                                    Aug. 31,    Aug. 31,     Aug. 31,   Aug. 31,
                                       1998        1997         1998       1997
--------------------------------------------------------------------------------
Average shares of
  common stock outstanding             18,769     18,234       18,766     18,125
Common stock equivalents                  161        280            -        193
--------------------------------------------------------------------------------
Total common stock and equivalents
  assuming full dilution               18,930     18,514       18,766     18,318
================================================================================
Earnings (loss) from continuing
  operations                        $   4,588    $ 6,066    $ (10,027)   $ 7,013
Loss from discontinued operations    (119,236)    (1,527)    (128,922)      (474)
--------------------------------------------------------------------------------
Net earnings (loss)
  applicable to common stock        $(114,648)   $ 4,539    $(138,949)   $ 6,539
================================================================================
Basic earnings (loss) per share:
  Continuing operations             $     .24    $   .33    $    (.53)   $   .39
  Discontinued operations               (6.35)      (.08)       (6.87)      (.03)
--------------------------------------------------------------------------------
    Total                           $   (6.11)   $   .25    $   (7.40)   $  (.36)
================================================================================
Diluted earnings (loss) per share:
  Continuing operations             $     .24    $   .33    $    (.53)   $   .38
  Discontinued operations               (6.30)      (.08)       (6.87)      (.02)
--------------------------------------------------------------------------------
    Total                           $   (6.06)   $   .25    $   (7.40)   $  (.36)
================================================================================

Basic earnings (loss) per share are computed by dividing net earnings (loss) by the weighted average number of shares of common stock outstanding during the period.

Diluted earnings per share are computed similar to basic earnings per share except that the weighted average shares outstanding are increased to include additional shares from the assumed exercise of stock options, if dilutive. The number of additional shares is calculated by assuming that outstanding stock options were exercised and the proceeds from such exercises were used to acquire shares of common stock at the average market price during the period.

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